Exhibit 99.1

For immediate release: 4th June 2010

BSkyB and Virgin Media reach agreements on sale of VMtv and channel distribution

British Sky Broadcasting (Sky; LSE:BSY) and Virgin Media (NASDAQ:VMED; LSE:VMED) today announced that they have reached agreement for the acquisition by Sky of Virgin Media Television (VMtv).  The companies have, in parallel, agreed to enter into a number of agreements providing for the carriage of certain Sky standard and high-definition (HD) channels.

The agreements cover the following:

•                  Sky will acquire VMtv for a total consideration of up to £160 million in cash, with £105 million paid on completion and the remainder paid following the regulatory process.  The acquisition will expand Sky’s portfolio of basic pay TV channels and eliminate the carriage fees it currently pays for distributing VMtv channels on its TV services.

•                  Sky will assume responsibility for selling advertising for the newly acquired VMtv channels from January 2011.

•                  New carriage agreements will secure wholesale distribution of Sky’s basic channel line-up, including Sky1 and Sky Arts, and the newly acquired VMtv channels, on Virgin Media’s cable TV service.

•                  For an incremental wholesale fee, Virgin Media will, for the first time, have the option of carrying any of Sky’s basic HD channels, Sky Sports HD 1 and Sky Sports HD 2, and all Sky Movies HD channels.

•                  Virgin Media will make available through its on-demand TV service a range of content from Sky’s basic and premium channels, including the newly acquired VMtv channels.  Virgin Media will also have access to red button interactive sports coverage and the opportunity to deliver selected standard definition programming over the internet.

Completion of the agreements is conditional on obtaining merger control clearance in the Republic of Ireland.

Jeremy Darroch, CEO, BSkyB, said: “VMtv is an attractive investment opportunity which complements our existing content business and delivers strategic and financial benefits.  We are pleased that, through commercial negotiation, we have been able to ensure wide distribution of our channels to a growing pay TV universe.”

Neil Berkett, CEO, Virgin Media, said: “The sale of our channels business has generated substantial value.  Together with the new commercial agreements we’ve announced today, it will allow us to focus more closely on our strategy of exploiting Virgin Media’s super-fast connectivity to offer our customers a range of the very best content through a highly versatile next generation entertainment application.”

Additional information:

The acquisition of VMtv involves Sky acquiring LIVING, LIVINGit, Challenge, Challenge Jackpot, Bravo, Bravo 2 and Virgin1.  Sky will not license the Virgin brand and will announce the new channel brand for Virgin1 in due course.

- Ends -

For further information:

Media

Sky:

Robert Fraser

Robert.fraser@bskyb.com

020 7705 3706

Stephen Gaynor

stephen.gaynor@bskyb.com

020 7705 3446

Virgin Media:

Gareth Mead

gareth.mead@virginmedia.co.uk

020 7299 5703

Matt Ridsdale

mridsdale@tavistock.co.uk

020 7920 3150

Investors

Sky:

Francesca Pierce

francesca.pierce@bskyb.com

020 7705 3337

Virgin Media:

Richard Williams

richard.williams@virginmedia.co.uk

020 7299 5479

Sam Horrocks

sam.horrocks@virginmedia.co.uk

020 7299 5353